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--------                                     U.S. SECURITIES AND EXCHANGE COMMISSION                   -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO               INITIAL STATEMENT IN BENEFICIAL OWNERSHIP OF SECURITIES          OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  (SEE                      Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b)

(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name and Ticker Trading Symbol         6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                 X  Director             10% Owner
McNerney           William       E.             Power Technology, Inc. PWTC                    ----                 ----
---------------------------------------------------------------------------------------------        Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below)
                                                Person (Voluntary)                            -----------------  ------------------
806 Buchanan Blvd. 115                                                      October, 1999
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
                                                                             (Month/Year)     ---
                                                                                                 Form filed by More than One
Boulder City      NV                89005                                                     ---Reporting Person
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                                   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                     (Month/      (Instr. 8)                                  Owned at         (D) or      Bene-
                                      Day/                                                    End of           Indirect    ficial
                                      Year)    -------------------------------------------    Month            (I)         Owner-
                                                                          (A) or              (Instr. 3        (Instr. 4)  ship
                                                Code    V       Amount    (D)     Price       and 4)           (Instr. 4)

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Common Stock                        10/28/99      S              15,000     D       .405
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).


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FORM 4 (CONTINUED)                       TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of     (Month/                   posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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N/A
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Security       of De-         Bene-
                                       Secur-     (Instr. 4)     rivative       ficial
                                       ity                       Secu-          Own-
                                       (Instr.                   rity:          ership
                                       5)                        Direct         (Instr. 4)
------------------------------                                   (D) or
                     Amount or                                   Indi-
       Title         Number of                                   rect (I)
                     Shares                                      (Instr. 4)
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Explanation of Responses:


                                                                                    /s/ William E. McNerney              4/10/00
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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